UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 14, 2008

Terra Nova Financial Group, Inc.
(Exact name of registrant as specified in its charter)

Texas	000-24057	75-2375969
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

100 South Wacker Drive, Suite 1550 Chicago, IL 60606
(Address of principal execute offices, including zip code)

(312) 827-3600
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement

             On February 14, 2008, Terra Nova Financial Group, Inc. ("Terra Nova") entered into a Services Agreement (the "Agreement") with Bonanza Fund Management, Inc. ("BFM") pursuant to which BFM agreed to provide the services of Murrey Wanstrath as Terra Nova's interim Chief Financial Officer ("CFO"), Secretary and Treasurer. Mr. Wanstrath is an employee of BFM, as well as a current director of Terra Nova and, as previously disclosed, has been serving as Terra Nova's interim Chief Financial Officer. Mr. Bernay Box, Chairman of the Board of Directors of Terra Nova, is the President of BFM, which is the general partner of Bonanza Capital, Ltd., the investment manager of Bonanza Master Fund, Ltd. Bonanza Master Fund, Ltd. is a stockholder of Terra Nova.

             Pursuant to the Agreement, BFM agreed to make Mr. Wanstrath available to serve as Terra Nova's CFO, Secretary and Treasurer. During the term of the Agreement, Terra Nova will pay BFM the amount of $4,330 per week and will reimburse BFM for Mr.Wanstrath's reasonable travel and temporary housing costs incurred in connection with providing his services to Terra Nova. The Agreement is effective as of November 19, 2007, the date Mr. Wanstrath began serving as CFO, and can be terminated by either party upon one week's prior written notice for any reason. The Agreement will terminate immediately upon notice from BFM if Mr. Wanstrath terminates his employment with BFM. The parties agreed to indemnify each other for certain claims against the other relating to the Agreement or the provision of services under the Agreement.

SIGNATURE

             Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TERRA NOVA FINANCIAL GROUP, INC. (Registrant)

By: /s/ Michael G. Nolan
Michael G. Nolan, Chief Executive Officer
Date: February 21, 2008